                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

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Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                          BRADLEY REAL ESTATE, INC.
               (Name of Registrant as Specified In Its Charter)

                              NAME OF COMPANY
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                           BRADLEY REAL ESTATE, INC.
                         40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 14, 1998

                                                                  March 31, 1998

To Stockholders of

  BRADLEY REAL ESTATE, INC.:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Bradley Real Estate, Inc. (the "Company") will be held at 11:00 a.m., local time, on the 57th-floor of The First National Bank of Chicago, One First National Plaza, Chicago, Illinois on Thursday, May 14, 1998 for the following purposes:

          1. To elect two Directors of the Company to serve for three-year terms until the 2001 Annual Meeting of Stockholders and until their respective successors have been elected and qualified;

          2. To consider and approve certain amendments to the Company's 1993 Stock Option and Incentive Plan;

          3. To vote on the stockholder proposal described in the accompanying Proxy Statement, if such proposal is presented at the Annual Meeting; and

          4. To consider and act upon any other matters which may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

     The close of business on March 18, 1998 has been fixed by the Company's Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

                                            By Order of the Board of Directors:
                                            William B. King, Secretary





--------------------------------------------------------------------------------
IMPORTANT REMINDER: Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. Stockholders of record may revoke their proxies in writing or at the Annual Meeting if they wish to vote in person.
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

                           BRADLEY REAL ESTATE, INC.
                         40 SKOKIE BOULEVARD, SUITE 600
                        NORTHBROOK, ILLINOIS 60062-1626

                                PROXY STATEMENT

     Proxies in the form of the enclosed proxy card are solicited by the Board of Directors (the "Board") of Bradley Real Estate, Inc., a Maryland corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 14, 1998 on the 57th-floor of The First National Bank of Chicago, One First National Plaza, Chicago, Illinois at 11:00 a.m. local time. The Board has fixed the close of business on March 18, 1998 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only holders of record of shares of the common stock, par value $.01 per share, of the Company (the "Shares") at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 23,646,959 Shares outstanding, each of which is entitled to one vote with respect to each matter submitted at the Annual Meeting.

     At the Annual Meeting, stockholders will be asked to vote upon the election of two Directors of the Company and certain amendments to the Company's 1993 Stock Option and Incentive Plan (the "Stock Option and Incentive Plan"). In addition, a stockholder has advised the Company that he intends to submit a proposal (the "Stockholder Proposal") which management and the Board of Directors opposes. The presence, in person or by proxy, of at least a majority of the outstanding Shares as of the Record Date is necessary to constitute a quorum for the transaction of business at the Annual Meeting. STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in accordance with the instructions contained therein. If no specific voting instructions are indicated on the proxy, it will be voted in favor of the Directors nominated by the Board, in favor of approving the amendments to the Company's Stock Option and Incentive Plan, against the Stockholder Proposal and in the named proxies' discretion as to any other matters which may properly come before the Annual Meeting. Any proxy may be revoked by the holder of record at any time before it is voted, by written notice to the Company, by executing and duly delivering a proxy bearing a later date or by voting in person at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence, without further action, of a stockholder at the Annual Meeting will not constitute a revocation of a previously delivered proxy.

     The Notice of Annual Meeting, the Proxy Statement and the proxy card, together with the Company's Annual Report for 1997, are first being mailed to stockholders on or about March 31, 1998.

                            I. ELECTION OF DIRECTORS

A.  INFORMATION REGARDING NOMINEES AND DIRECTORS

     The Company's Charter and Bylaws provide for a staggered board, consisting of the number of Directors designated from time to time by the Board of Directors, divided into three classes. The Directors of each class serve for three-year terms that expire over a three-year period on a revolving basis.

     The Board of Directors has nominated PAUL G. KIRK, JR. and W. NICHOLAS THORNDIKE for election as Directors at the Annual Meeting, to serve for three-year terms until the 2001 Annual Meeting of Stockholders and until their respective successors have been elected and qualified, and to serve with the five Directors whose terms expire in 1999 and 2000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED BY THE BOARD.

     There were six meetings of the Board of Directors of the Company in 1997. All of the Directors attended at least 75% of such board meetings and meetings of committees of which they were members.

     Information regarding the two nominees and the other Directors is set forth below. This information has been furnished by the individuals named.

                                                   PRINCIPAL OCCUPATION              DIRECTOR   TERM TO
             NAME                AGE              AND OTHER AFFILIATIONS              SINCE     EXPIRE
             ----                ---              ----------------------             --------   -------
Paul G. Kirk, Jr...............  60    Mr. Kirk is counsel to, and until 1989 was a    1991      2001*
                                       partner of, the law firm of Sullivan &
                                       Worcester in Boston, Massachusetts. He is
                                       also Chairman and Treasurer of Kirk and
                                       Associates, Inc., a business advisory and
                                       consulting firm. From 1985 to 1989, he
                                       served as Chairman of the Democratic Party
                                       of the United States, and from 1983 to 1985
                                       as its Treasurer. Mr. Kirk is a Director of
                                       Hartford Life Insurance Inc., Hartford
                                       Financial Services Group, Inc. and Rayonier,
                                       Inc. He is a Trustee of Stonehill College
                                       and St. Sebastian's School, Co-Chairman of
                                       the Commission on Presidential Debates,
                                       Chairman of the John F. Kennedy Library
                                       Foundation and Chairman of the National
                                       Democratic Institute for International
                                       Affairs.

W. Nicholas Thorndike..........  65    Mr. Thorndike serves as a Corporate Director    1980      2001*
                                       or Trustee of a number of organizations,
                                       including Courier Corporation, Eastern
                                       Utility Associates, Data General
                                       Corporation, The Putnam Funds and Cabot
                                       Industrial Trust. He also serves as a
                                       Trustee of Massachusetts General Hospital,
                                       having served as Chairman of the Board from
                                       1987 to 1992 and President from 1992 to
                                       1994. Until December 1988, he was Chairman
                                       and Managing Partner of Wellington
                                       Management Company (an investment advisor).
                                       In February 1994, he was appointed a
                                       successor Trustee of certain private trusts
                                       in which he had no beneficial interest and
                                       concurrently became (until October 1994)
                                       Chairman of two privately-owned corporations
                                       controlled by such trusts. These corpo-
                                       rations filed voluntary petitions under
                                       Chapter 11 of the Federal Bankruptcy Code in
                                       August 1994.

                                                   PRINCIPAL OCCUPATION              DIRECTOR   TERM TO
             NAME                AGE              AND OTHER AFFILIATIONS              SINCE     EXPIRE
             ----                ---              ----------------------             --------   -------
Stephen G. Kasnet..............  52    Mr. Kasnet has served as President of           1986      2000
                                       Pioneer Real Estate Advisors, Inc. and
                                       Pioneer Global Institutional Advisors and
                                       Vice President of The Pioneer Group, Inc.
                                       since January 1996 and as President of
                                       Pioneer Poland Real Estate Fund since
                                       January 1998. He was Managing Director of
                                       First Winthrop Corporation and Winthrop
                                       Financial Associates (real estate
                                       development and management companies) from
                                       1991 to September 1995. He is also Chairman
                                       of the Board of Warren Bancorp, Inc. and
                                       Warren Five Cents Savings Bank in Peabody,
                                       Massachusetts, a Trustee and Vice President
                                       of Pioneer Real Estate Shares and Pioneer
                                       Real Estate Shares (Dublin), and a member of
                                       the Urban Land Institute.

A. Robert Towbin...............  62    Mr. Towbin is a Managing Director of C.E.       1994      2000
                                       Unterberg, Towbin (formerly known as
                                       Unterberg Harris). From January 1994 to
                                       August 1995, he was President and Chief
                                       Executive Officer of the Russian-American
                                       Enterprise Fund and, upon its merger with
                                       the Fund for Large Enterprises in Russia,
                                       Vice Chairman of the resulting U.S. Russia
                                       Investment Fund. From 1987 to 1994, Mr.
                                       Towbin was a Managing Director of Lehman
                                       Brothers. Prior to 1987, he was a Director
                                       and Vice Chairman of L.F.Rothschild,
                                       Unterberg, Towbin Holdings, Inc. Mr. Towbin
                                       serves as a Director of the Columbus New
                                       Millenium Fund (London), Gerber Scientific,
                                       Inc., Globalstar Telecommunications Limited,
                                       Globecomm Systems, Inc. and K&F Industries
                                       Inc.

William L. Brown...............  76    Mr. Brown is retired. He was Chairman of the    1990      1999
                                       Board of Bank of Boston Corporation and The
                                       First National Bank of Boston from 1983 to
                                       1989, Chief Executive Officer from 1983 to
                                       1987 and President from 1971 to 1982. He was
                                       a Director of both Bank of Boston
                                       Corporation and The First National Bank of
                                       Boston until March 1992. He is also a
                                       Director of GC Companies, Inc., Standex
                                       International Corporation and Ionics,
                                       Incorporated.

Thomas P. D'Arcy...............  38    Mr. D'Arcy was elected President, Chief         1996      1999
                                       Executive Officer and a Director of the
                                       Company in February 1996. Mr. D'Arcy
                                       previously served as Executive Vice
                                       President of the Company from September 1995
                                       to February 1996, Senior Vice President of
                                       the Company from June 1992 to September
                                       1995, Vice President of the Company from
                                       October 1991 to June 1992 and Investment
                                       Manager from September 1989 to October 1991.
                                       Mr. D'Arcy is a member of the International
                                       Council of Shopping Centers and the Building
                                       Owners and Managers Association.

                                                   PRINCIPAL OCCUPATION              DIRECTOR   TERM TO
             NAME                AGE              AND OTHER AFFILIATIONS              SINCE     EXPIRE
             ----                ---              ----------------------             --------   -------
Joseph E. Hakim................  49    Mr. Hakim was elected Chairman of the Board     1994      1999
                                       of Directors of the Company in 1996. Mr.
                                       Hakim is President and Chief Executive
                                       Officer of Merchandise Mart Properties, Inc.
                                       in Chicago, Illinois, which manages
                                       approximately 7.5 million square feet of
                                       properties. Mr. Hakim also serves as
                                       Treasurer of the Joseph P. Kennedy, Jr.
                                       Foundation and as a Director of Very Special
                                       Arts.

---------------
* If elected at the Annual Meeting.

     The Company has standing Audit, Compensation and Investment Committees.

     The Audit Committee makes recommendations to the full Board as to the selection of the Company's independent public accounting firm, meets with representatives of such firm on at least an annual basis and reviews transactions between the Company and any Director, officer or affiliate for potential conflicts of interest. Messrs. Hakim, Thorndike and Towbin served as members of the Audit Committee at the one meeting held by such Committee in 1997.

     The Compensation Committee, consisting of Messrs. Kirk (as Chairman), Brown and Towbin, with Mr. Hakim as an ex-officio non-voting member, is responsible for the oversight of executive compensation and the issuance and administration of option and other grants under the Company's Stock Option and Incentive Plan. The Compensation Committee met two times during 1997. For more information regarding the Compensation Committee's duties, see "Report of the Compensation Committee" below.

     The Investment Committee, consisting of Messrs. D'Arcy, Hakim and Kasnet, has authority to approve acquisitions of, additions to and dispositions of properties. The Investment Committee met four times in 1997.

B.  COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     During 1997, the Company paid its non-employee Directors, other than Mr. Hakim, annual cash retainers of $12,000, plus a fee of $1,000 for each Board meeting attended. The chairman of each of the Audit and Compensation Committees received an additional fee of $1,000, and each other committee member an additional fee of $750, for each committee meeting attended. Similarly, each non-employee Director of the Investment Committee received a fee of $750 for each committee meeting attended. Due to his additional responsibilities as Chairman, in 1997 the Company paid to Mr. Hakim an annual cash retainer of $24,000 plus a fee of $2,000 for each Board meeting attended. The Compensation Committee has determined to continue the same annual cash retainer for 1998 for Mr. Hakim and to increase the annual cash retainers for each of the other non-employee Directors of the Company to $15,000. The Compensation Committee has determined to continue the same meeting fees for 1998 for each of the non-employee Directors. Pursuant to the Company's Stock Option and Incentive Plan, each non-employee Director who was serving as a Director of the Company on the next business day after the adjournment of the 1997 Annual Meeting of Stockholders automatically received on such day a nonqualified option to purchase 2,500 Shares. All such options are immediately exercisable in full and have an exercise price per share equal to the fair market value of the Shares, as determined by reference to a formula provided in the Stock Option and Incentive Plan. On February 17, 1998, the Board of Directors and the Compensation Committee approved, subject to stockholder approval at the Annual Meeting, amendments to the Stock Option and Incentive Plan which will increase the annual stock-based compensation paid to non-employee Directors under such Plan and provide for the grant of a nonqualified option to purchase 5,000 Shares to each newly-elected non-employee Director on the first day such individual serves as a non-employee Director. See Item II of this Proxy Statement "Amendments to the Stock Option and Incentive Plan" for more information regarding the proposed amendments. In addition, all Directors are reimbursed for travel expenses incurred in attending meetings of the Board and its committees.

     The following sections of this Proxy Statement set forth and discuss the compensation paid or awarded during the last three fiscal years to (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers who earned in excess of $100,000 as compensation for their services during 1997 (collectively, the "Named Executives").

  Summary Compensation Table

     The following table sets forth certain information regarding the cash and equity-based compensation paid or granted by the Company to or on behalf of the Named Executives in all capacities as compensation for their services during each of the three years ended December 31, 1997.

                                            ANNUAL COMPENSATION            LONG-TERM
                                      --------------------------------   COMPENSATION
                                                         BONUS               AWARD
                                                 ---------------------   -------------
                                                            MANAGEMENT    SECURITIES
          NAME AND                                 CASH     ADJUSTMENT    UNDERLYING      ALL OTHER
     PRINCIPAL POSITION       YEAR     SALARY     BONUS     AWARDS(1)     OPTIONS(2)     COMPENSATION
     ------------------       ----    --------   --------   ----------   -------------   ------------
Thomas P. D'Arcy,...........  1997    $250,000   $200,000    $603,257               --     $ 3,342(3)
  President and               1996     190,000    100,000     603,257               --      41,968
  Chief Executive Officer     1995     120,000     50,000          --    25,000 Shares       1,205

Richard L. Heuer,...........  1997     185,000     70,000     241,303               --       2,387(4)
  Executive Vice President    1996     185,000     55,000     241,303               --       3,399
                              1995     175,000     35,000          --    25,000 Shares       3,112

E. Paul Dunn,...............  1997     175,000     70,000     241,303               --       2,232(5)
  Executive Vice President    1996(6)  147,000     40,000     241,303               --       7,583

Irving E. Lingo, Jr.,.......  1997     168,000     70,000     241,303               --       2,181(7)
  Chief Financial Officer     1996     147,000     55,000     241,303               --      72,242
                              1995(8)   41,000     10,000          --    25,000 Shares      12,767

Steven St. Peter,...........  1997     130,000     70,000     120,652               --         791(9)
  Vice President              1996(10)   34,600    15,000     120,651               --          68

---------------
 (1) Reflects (i) the market value on the date of issuance of "management adjustment awards" in the form of unrestricted stock issued on February 18, 1998 in connection with the Board of Directors' decision in the fourth quarter of 1997 to terminate the Company's Superior Performance Incentive Plan plus a cash payment to cover the related increased income tax liability, (ii) the Compensation Committee's determination that such management adjustment awards should be allocated equally to the service of the Named Executives for the Company during 1996 and 1997, and (iii) the Compensation Committee's further awareness that no equity-based compensation was awarded to the Named Executives in 1996 or 1997 and that there will not be any stock options granted to the Named Executives during 1998. See "Report of the Compensation Committee."

 (2) Stock options granted to the Named Executives under the Company's Stock Option and Incentive Plan, as then in effect. All such options are fully exercisable.

 (3) Includes a $222 premium paid by the Company for a term life insurance policy and Company matching contributions of $3,120 under the Company's 401(k) plan.

 (4) Includes a $222 premium paid by the Company for a term life insurance policy and Company matching contributions of $2,165 under the Company's 401(k) plan.

 (5) Includes a $222 premium paid by the Company for a term life insurance policy and Company matching contributions of $2,010 under the Company's 401(k) plan.

 (6) Mr. Dunn joined the Company in March 1996.

 (7) Includes a $222 premium paid by the Company for a term life insurance policy and Company matching contributions of $1,959 under the Company's 401(k) plan.

 (8) Mr. Lingo joined the Company in September 1995.

 (9) Includes a $222 premium paid by the Company for a term life insurance policy and Company matching contributions of $569 under the Company's 401(k) plan.

(10) Mr. St. Peter joined the Company in August 1996.

  Options Granted in Last Fiscal Year

     No options were granted to Named Executives during 1997.

  Aggregated Option Exercises in 1997 and 1997 Year-End Option Values

     The following table sets forth certain information regarding aggregate stock options granted to the Named Executives as of December 31, 1997. No Named Executive exercised options during 1997.

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING          VALUE OF UNEXERCISED
                                                            UNEXERCISED              IN-THE-MONEY
                                                             OPTIONS AT               OPTIONS AT
      NAME                                              DECEMBER 31, 1997(1)     DECEMBER 31, 1997(2)
      ----                                              --------------------    ----------------------
Thomas P. D'Arcy......................................     40,500 Shares               $253,250
Richard L. Heuer......................................     25,000 Shares                153,125
E. Paul Dunn..........................................                --                     --
Irving E. Lingo, Jr. .................................     25,000 Shares                112,500
Steven St. Peter......................................                --                     --

---------------
(1) All of such options were vested and exercisable in full at year-end.

(2) Market value of the Shares underlying the Named Executive's in-the-money options at year-end (based on a closing market price of $21.00 per Share) minus the aggregate exercise price.

C.  REPORT OF THE COMPENSATION COMMITTEE

     Committee Responsibilities. The responsibilities of the Compensation Committee (the "Committee") include: (i) reviewing the performance of the Chief Executive Officer and the other executive officers of the Company on at least an annual basis; (ii) establishing the cash and equity-based compensation and benefits to be provided to the executive officers of the Company; (iii) issuing and administering awards under the Stock Option and Incentive Plan; (iv) informally reviewing, to the extent available, information with respect to the compensation paid to executive officers of comparable equity real estate investment trusts ("REITs") and comparing such information with the overall compensation paid to the Company's executive officers; (v) recommending compensation for the members of the Board of Directors for their services as Directors; and (vi) reporting periodically to the full Board with respect to the foregoing.

     Compensation Philosophy for Executive Officers. The Committee's executive compensation philosophy is to align the interests of key executives with the interests of stockholders by developing appropriate compensation measures for such executives. The Committee believes that components of the total compensation package for senior executives should include (i) a base salary,
(ii) an annual cash bonus the amount of which will depend upon the success of the Company and of the executives' involvement in achieving specified objectives, and (iii) a long-term performance incentive the value of which will depend upon an increase in the value of the Company's Shares over an extended period of time. For 1997, the compensation of the Company's Chief Executive Officer and other executive officers was comprised of (i) an annual base salary,
(ii) an annual incentive cash bonus, and (iii) a "management adjustment award" consisting of a grant of unrestricted stock plus a cash payment to cover the related increased income tax liability of the executives. The "management adjustment award" was made in lieu of the long-term performance incentive that the Committee had originally intended would be provided through the Superior Performance Incentive Plan but that the Committee determined to be impractical to implement, as described below. Beginning January 1, 1998, the compensation of the Company's Chief Executive Officer and other executive officers will be comprised of an annual base salary, an annual incentive cash bonus and a long-term performance incentive in the form of awards under the Company's Stock Option and Incentive Plan described below under "Long-Term Incentive Program."

     Base Salary. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Committee has determined that the base salaries of executive officers should approximate those of executives of equity REITs which compete with the Company for employees, investors and tenants while also taking into account the executive officers' performance and tenure. The Committee reviews base salaries annually and, if appropriate, modifies such salaries to reflect recent market practices and performance.

     Annual Incentive Bonus. In order to motivate key executives to achieve annual strategic business goals, the Committee believes executives should receive annual incentive cash bonuses for their contributions in achieving such goals. In particular, the Committee seeks to provide key executives with a total compensation package that is competitive with comparable equity REITs when, among other things, the Company's per share funds from operations ("FFO") grow and its total return to stockholders exceeds that of comparable equity REITs.

     Beginning with the 1997 fiscal year, the Committee implemented an incentive award program to compensate senior executive officers in the form of annual incentive bonuses for achieving the Company's strategic business goals. Pursuant to this program, at the beginning of each year the Committee, in consultation with the Chief Executive Officer, establishes for each executive a range of incentive bonus opportunities, stated as percentages of such executive's base salary, which the executive is entitled to receive based in part upon such executive's position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year. With respect to that portion of the annual incentive bonus that is based upon the Company's and the individual executive's performance, sixty-five percent (65%) is tied to the Company's overall performance level and thirty-five percent (35%) is tied to the individual executive's performance level.

     In accordance with the incentive award program, the Chief Executive Officer and the Committee set as the corporate performance measures for 1997 (i) growth in FFO and (ii) achieving greater total stockholder return than its peer group. In order to achieve the maximum incentive bonus allocated to corporate performance, the Company's FFO per share had to increase by 9% and its total stockholder return had to be 5% greater than its peer group. The Company's actual growth in FFO in 1997 was 9.9% and its total market return was 24.6% versus 14.4% for its peer group.

     In assessing the individual performance component of the incentive award program for each senior executive, the Committee considered the significant roles played by the various executive officers in achieving the following strategic initiatives during 1997: (i) maintaining a debt to total market capitalization ratio under 40%, (ii) achieving investment grade status from both Standard & Poor's Investment Services and Moody's Investors Service, (iii) prepaying the $100 million REMIC Note due September 2000, (iv) completing $190 million in new acquisitions, and (v) increasing the Company's total market capitalization to over $800 million. In addition to these financial factors, the Committee considered the Company's success in improving its research, analytic and technological capabilities, its acquisition structure and its lease tracking system, among other things. Based upon these achievements and the recommendation of the chief executive officer, the Committee determined each senior executive was entitled to substantially the maximum incentive bonus allocated to individual performance.

     As a result of the above analysis, and exercising its authority to increase or decrease amounts determined by formulaic allocation, the Committee, in consultation with the Chief Executive Officer in the case of all officers other than himself, awarded to the Named Executives the following cash bonuses for 1997: $200,000 to Mr. D'Arcy and $70,000 to each of Messrs. Heuer, Dunn, Lingo and St. Peter.

     1997 Management Adjustment Awards. In light of the termination (for the reasons described below) of the Superior Performance Incentive Plan, and the fact that none of the senior executives was awarded any equity-based compensation in 1996 or 1997 (a period during which the market price per Share increased 55% from $13.50 at December 31, 1995 to $21.00 at December 31, 1997) and the further fact that no stock options will be awarded to such executives in 1998, the Committee suggested, and the Board of Directors approved, a one-time issuance of unrestricted stock and a cash payment to each of the senior executives. This issuance was based on the recommendation of FPL Associates, a consulting firm hired by the Committee to review the Company's compensation incentives and to recommend a long-term incentive program for the Company's senior executives ("FPL Associates"), and represents equity-based compensation for senior executives for both 1996 and 1997 (allocated equally to the service of each such executive to the Company during 1996 and 1997). It is anticipated that the cash portion of the award will be used substantially to satisfy each executive's increased tax liability resulting from the award of such Shares.

     The number of Shares awarded to each of the senior executives was extrapolated according to a formula suggested by FPL Associates which incorporated the following elements: (i) assumption of the numbers of stock option awards that might have been granted for 1996 and 1997 in amounts consistent with compensation awarded had an ongoing incentive stock program, similar to the program recommended by FPL Associates for 1998 and later years, been in place in January 1996 and 1997 ("Assumed Options"); (ii) multiplication of the number of Assumed Options by the difference in an approximated price per share at the end of 1997 over the stock price in January 1996 and 1997, respectively; (iii) division of the resulting number by the approximated year-end 1997 stock price; and (iv) rounding up of the resulting number. The resulting numbers of Shares included in the management adjustment awards are as follows:

          Thomas P. D'Arcy...................................   40,000
          Richard L. Heuer...................................   16,000
          E. Paul Dunn.......................................   16,000
          Irving E. Lingo, Jr................................   16,000
          Steven St. Peter...................................    8,000
          Three other senior executives......................   18,350
                                                               -------
          TOTAL..............................................  114,350

     Long-Term Incentive Program. Effective January 1, 1997, the Board of Directors and the Committee established, and the stockholders approved at the 1997 Annual Meeting of Stockholders, the Superior

Performance Incentive Plan whereby senior executives were to receive awards under the Company's Stock Option and Incentive Plan if the Company's three-year total return to stockholders exceeded the total return over the same period of the NAREIT Equity Strip Center Total Return Index. In November 1997, however, the Board of Directors voted to abolish the plan because administrative complexities, primarily resulting from the impossibility of accurately estimating quarterly period costs of a plan whose pay-out, if any, would be based upon the superior total return to stockholders of the Company in excess of the Company's peer group over a 3-year period, made implementation of and accounting for such plan impractical. In lieu of the Superior Performance Incentive Plan, the Board of Directors has implemented, at the recommendation of FPL Associates, the Bradley Real Estate, Inc. Long-Term Incentive Program ("Long-Term Incentive Program"). Pursuant to the terms of the program, nonqualified stock options will be granted under the Company's existing Stock Option and Incentive Plan at the beginning of each year to senior executives of the Company for a number of Shares which will vary, depending on the position and salary of the executive. The first such options under this program will be granted early in 1999, and the number of such options that will be granted to each executive will depend upon the Company's success in delivering total stockholder return for the preceding year (i.e., 1998) that meet threshold, target or superior returns established by the Committee. For 1998, the Committee has established these threshold, target and superior total returns at 10%, 12% and 15%, respectively.

     Each option granted pursuant to the program will vest 50% on the third anniversary of such grant, 75% on the fourth anniversary of such grant, and will be 100% vested on the fifth anniversary of such grant. The right to exercise any option granted under the program will expire on the tenth anniversary of such grant.

     Compensation of Chief Executive Officer. In 1997, the Committee established a base salary for Mr. D'Arcy of $250,000. Mr. D'Arcy received a cash bonus of $200,000 for 1997 based upon the significant role the Committee believes he played in the Company's achievement of the strategic initiatives described above. See "Annual Incentive Bonus."

     Federal Tax Regulations. As a result of Section 162(m) of the Internal Revenue Code (the "Code"), the Company's Federal tax deduction of executive compensation may be limited to the extent that the Chief Executive Officer or other executive officers whose compensation is required to be reported in the summary compensation table in the Company's proxy statement receives compensation in excess of $1,000,000 in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of
Section 162(m) of the Code). Although the Superior Performance Incentive Plan was approved by the stockholders, the management adjustment awards which replace it have not been approved specifically; therefore, all or a portion of such awards paid in any taxable year to an officer whose total taxable compensation from the Company exceeds $1,000,000 for such taxable year may not qualify for deductibility under Section 162(m) of the Code.

     Submitted by:

       Paul G. Kirk, Jr., Chairman
       William L. Brown
       A. Robert Towbin

D.  COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

     The Compensation Committee consists of Messrs. Kirk (as Chairman), Brown and Towbin. Concurrently with his becoming Chairman of the Board in February 1996, Mr. Hakim was appointed an ex-officio, non-voting member of the Compensation Committee. No member of the Compensation Committee has ever been an officer or employee of the Company. In December 1997, the Company paid a normal underwriting discount to C.E. Unterberg, Towbin (of which Mr. Towbin is a Managing Director) of approximately $246,000 for its services as underwriter in the Company's public offering of 300,000 Shares.

E.  EMPLOYMENT AGREEMENT

     At the Board of Directors meeting in February 1998, the Board authorized a written employment contract with Mr. D'Arcy for a period of three years, with an automatic one year evergreen extension unless notice is given by either party. The Board has authorized this employment contract to feature a minimum annual base salary of $325,000 per year, which amount the Board may increase based on an annual redetermination. Mr. D'Arcy's base salary for 1998 is $325,000. Under the employment contract, Mr. D'Arcy will also be entitled to receive an annual incentive bonus and to participate in the Company's Long-Term Incentive Program. See "Report of the Compensation Committee."

     Although the Board of Directors has authorized this employment contract, the contract has not yet been executed. The executed contract is expected to contain a noncompetition provision; it is also expected to contain a change in control provision pursuant to which Mr. D'Arcy would receive up to three times his annual cash compensation in the event of a termination of his employment or a significant alteration of his duties within 18 months of such change in control. The executed contract may also contain other provisions mutually agreed upon by the Board and Mr. D'Arcy.

F.  SHARE PERFORMANCE GRAPH

     The following graph provides a comparison of the five-year cumulative total stockholder return (assuming reinvestment of dividends) among the Company, the NAREIT Equity REIT Total Return Index (the "NAREIT Equity Index") and the Standard & Poor's 500 Index, beginning on December 31, 1992. The NAREIT Equity Index is an industry index maintained by the National Association of Real Estate Investment Trusts ("NAREIT") which measures the performance over applicable periods of time of those publicly-traded qualified REITs whose investments consist primarily of the ownership of equity interests in income producing real property. The NAREIT Equity Index includes the Company and, according to NAREIT, 175 other REITs which, in the aggregate, had a market capitalization of $128 billion at December 31, 1997. The historical information set forth below is not necessarily indicative of future performance.

                              [PERFORMANCE GRAPH]

                                    12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
Bradley Real Estate, Inc.            $100.00    $125.54    $111.91    $116.66    $169.09    $210.77
S&P 500                              $100.00    $109.99    $111.43    $153.13    $188.29    $251.13
NAREIT Equity REIT Index             $100.00    $119.65    $123.45    $142.30    $192.48    $231.47

             II. AMENDMENTS TO THE STOCK OPTION AND INCENTIVE PLAN

A.  INTRODUCTION

     At the recommendation of FPL Associates, on February 17, 1998, the Board of Directors and the Compensation Committee (the "Committee") adopted, subject to stockholder approval at the Annual Meeting, the following amendments to the Company's Stock Option and Incentive Plan (the "Plan"): (i) increasing the number of Shares for which awards may be granted by 1.1 million Shares (constituting less than 4.7% of Shares outstanding as of the Record Date); (ii) fixing the number of Shares for which awards may be made prior to the increase contemplated in (i) above at five percent of the 23,646,959 Shares outstanding as of the Record Date while removing the evergreen feature which currently provides that the number of such Shares may be increased by five percent of the number of Shares issued additionally from time to time (the combined effect of (i) and (ii) being that the number of Shares available for grants under the Plan will be 2,282,348, which amount will include 512,350 Shares previously issued or issuable pursuant to currently outstanding awards granted under the Plan as of the Record Date; (iii) providing for the automatic grant of a nonqualified option for 5,000 Shares to each non-employee Director on the first day such individual serves as a non-employee Director; and (iv) providing for an increase in the number of Shares underlying the annual, automatic grant of nonqualified options to non-employee Directors from 2,500 Shares to 3,500 Shares; provided, however, that the automatic grant to be made on the next business day after the adjournment of the 1998 Annual Meeting shall be 8,500 Shares rather than 3,500 Shares. Of such 8,500 Shares, 5,000 Shares are to be granted in substitution of awards that non-employee Directors may have been entitled to receive under the Superior Performance Incentive Plan which the Board of Directors terminated during the fourth quarter of 1997. See "Report of the Compensation Committee."

B.  MATERIAL FEATURES OF THE PLAN

     The following description of certain features of the Plan, as amended, is intended to be a summary only. Except for the numbers of Shares subject to the Plan and the grant of options to non-employee Directors described in paragraphs 1 and 2 below, the amendments for which stockholder approval is sought make no changes in the Plan as previously in effect.

     1.  Shares Available Under the Plan.

     Subject to approval by the stockholders at the Annual Meeting, the Committee is authorized to grant options and other stock-based awards for up to an aggregate of 2,282,348 Shares under the Plan. As of the Record Date, 512,350 Shares had been issued or are issuable pursuant to currently outstanding awards under the Plan.

     2.  Non-Employee Director Options.

     Subject to approval of the stockholders at the Annual Meeting, each individual who first joins the Board of Directors as a non-employee Director shall automatically be granted on the first day such individual serves as a non-employee Director a nonqualified option to purchase 5,000 Shares. In addition, each non-employee Director who is serving as a Director of the Company on the next business day after adjournment of each Annual Meeting of Stockholders will automatically be granted on such day an option to acquire 3,500 Shares; provided, however, that the automatic grant to be made on the next business day after the adjournment of the 1998 Annual Meeting shall be 8,500 Shares rather than 3,500 Shares. The exercise price of each such option shall be the fair market value of the Shares on the date such option is granted which, unless the Committee otherwise determines, shall be the average closing price of a Share as reported on the New York Stock

Exchange on each of the ten business days immediately preceding such date. Each such option will be fully vested as of the grant date and exercisable for a term of ten years, except that upon the optionee ceasing to be a Director for any reason, such option shall lapse if not exercised within two years from the date of termination.

     3.  Other Stock-Based Awards That May be Granted Under the Plans.

     The amendments for which stockholder approval is sought make no changes to the following existing provisions of the Plan.

     Options. The Plan authorizes the Committee to grant incentive stock options (i.e., options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended) to employees of the Company and its subsidiaries and to grant nonqualified options to officers, other employees, Directors and consultants of the Company and its subsidiaries. Because all employees are currently on the payroll of the Company's subsidiary, Bradley Operating Limited Partnership, and because under the Code incentive stock options may only be granted to employees of a corporation, the Company anticipates that any future grants will be of nonqualified options. The exercise price of each nonqualified option granted under the Plan is determined by the Committee but, in the case of nonqualified options granted to non-employee Directors, shall be the fair market value of the Shares on the date such option is granted. The term of each option is fixed by the Committee but, in the case of nonqualified options granted to non-employee Directors, shall be ten years, subject to the limitations set forth above. Except with respect to the automatic grant of nonqualified options to non-employee Directors, which are to be exercisable in full on the date of grant, the Committee determines the vesting schedule of each option granted.

     Restricted Stock. The Committee may award Shares to officers, other employees and consultants, subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified restricted period. The purchase price, if any, of Shares of Restricted Stock will be determined by the Committee. If the performance goals and other restrictions are not attained, the grantees will forfeit their awards of Restricted Stock.

     Unrestricted Stock. The Committee may also grant any such persons Shares which are free from any restrictions under the Plan ("Unrestricted Stock"). Unrestricted Stock may be issued in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation.

     Performance Share Awards. The Committee may also grant performance share awards to employees or other key persons entitling the recipient to receive Shares or cash upon the achievement of individual or Company performance goals and such other conditions as the Committee shall determine ("Performance Share Award").

     Dividend Equivalent Rights. The Committee may grant dividend equivalent rights, which entitle the recipient to receive dividends that would be paid if the grantee had held specified Shares. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalents credited under the Plan will be paid currently in cash. In certain instances, a person awarded stock may elect to defer receipt of the Shares, in accordance with such rules and procedures as may from time to time be established by the Committee. During the period of deferral, the deferred stock may receive dividend equivalent rights.

     Stock Appreciation Rights. The Committee may award stock appreciation rights ("SARs") either as a freestanding award or in tandem with a stock option. Upon exercise of an SAR, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one Share over the exercise price per share specified in the related stock option (or, in the case of freestanding SAR, the price per share specified in such right, which price may not be less than 85% of the fair market value of the Shares on the date of grant) times the number of Shares with respect to which the SAR is exercised. This amount may be paid in cash, in Shares, or a combination thereof, as determined by the Committee. If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise.

     Change of Control Provisions. The Plan provides that in the event of a "Change of Control" (as defined in the Plan) of the Company, all stock options and SARs shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

     4.  Tax Aspects Under the Internal Revenue Code.

     The following is a summary of the principal Federal income tax consequences of certain awards that may be granted under the Plan. It does not describe all Federal tax consequences under the Plan, nor does it describe state or local tax consequences.

     Nonqualified Options and SARs. There are no Federal income tax consequences to either the optionee or to the Company on the grant of a nonqualified option. On the exercise of a nonqualified option, the optionee (except as described below) has taxable ordinary income equal to the excess of fair market value of the Shares received on the exercise date over the option price of the Shares. The optionee's tax basis for the Shares acquired upon exercise of a nonqualified option is increased by the amount of such taxable income. The Company will be entitled to a Federal income tax deduction in an amount equal to such excess. Upon the sale of the Shares acquired by exercise of a nonqualified option, the optionee will realize long-term, mid-term or short-term capital gain or loss depending upon his or her holding period for such Shares. Special rules apply if an optionee surrenders Shares in payment of the exercise price of a nonqualified option. Similar tax consequences result upon the exercise of an SAR.

     Stock Awards. The award of unrestricted stock to any officer, employee or consultant will be treated as compensation to the grantee taxable at ordinary income rates, and deductible as an ordinary expense of the Company, at the time of and in the amount equal to the then fair market value of the unrestricted stock awarded. Unless the grantee elects to treat the value of Shares subject to restricted stock awards or performance share awards as ordinary income at the time of grant by filing an election under Section 83(b) of the Code, the grantee will be treated as receiving ordinary income in an amount equal to the fair market value of the Shares at the time the restrictions lapse. The Company will be entitled to a deduction in a comparable amount at the time that the grantee is considered to receive ordinary income.

     Capital Gains. The Taxpayer Relief Act of 1997 created three different types of capital gains for individuals: short-term gains (on assets held for one year or less) which are taxed at ordinary income rates; mid-term capital gains (from the sale of assets held more than a year but not more than 18 months) which are taxed at a maximum rate of 28%; and long-term capital gains (from the sale of assets held more than 18 months) which are taxed at a maximum rate of 20%.

     Parachute Payments. The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% Federal excise tax on all or portion of such payment (in addition to other taxes ordinarily payable).

     Limitation on Company's Deductions. As a result of Section 162(m) of the Code, the Company's Federal tax deduction for certain awards (other than stock options) under the Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table in the Company's proxy statement receives compensation (other than performance-based compensation) in excess of $1 million a year. Options granted under the Plan are intended to qualify as performance-based compensation with the result that the Company should not lose the benefit of any tax deductions by reason of Section 162(m) of the Code with respect to option grants.

C.  AWARDS PURSUANT TO THE AMENDMENT

     The following table sets forth the number of option Shares expected to be automatically granted under the Plan during 1998 pursuant to the proposed amendments. This table does not reflect any options or other awards which may be granted in the future at the discretion of the Committee.

                                                                    NUMBER OF
                 NAME OF GROUP                                    OPTION SHARES
                 -------------                                    -------------
    All non-employee Directors as a group (6 persons)...........     51,000
    All executive officers as a group...........................          0
    All employees, excluding executive officers, as a group.....          0

D.  RECOMMENDATION OF THE BOARD

     The Board of Directors believes that it is in the best interest of the Company to align the interests of the executive officers of the Company more closely with those of the stockholders in order to provide a greater incentive to such persons to maximize stockholder value. Accordingly, the Board of Directors proposes to increase the number of Shares currently available for issuance under the Plan so that it may grant additional incentive awards to such executives in the form of stock options issuable under the Plan. See "Report of the Compensation Committee -- Long-Term Incentive Program."

     The Board of Directors has adopted a policy that each Director should ordinarily own, at a minimum, Shares of the Company having a value equal to twice the Directors' annual compensation as such, and that any Director who does not currently own such amount of Shares should do so within a two-year period. The Board also believes that stock options can play an important role in the success of the Company by encouraging and enabling the Company's non-employee Directors, upon whose business judgment and guidance the Company depends, to develop a further increased proprietary interest in the Company, thereby aligning the interests of the Directors more closely with those of the stockholders. The Board believes that the proposals to grant nonqualified options to non-employee Directors upon becoming Directors of the Company and to increase the number of Shares underlying the automatic yearly grants of stock options to existing non-employee Directors will help the Company accomplish these goals and will keep the Company's equity compensation to Directors competitive with those of its competitors.

     Assuming a quorum is present, the amendments must be approved by a majority of the votes cast on the proposal to be approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENTS TO THE PLAN.

                           III.  STOCKHOLDER PROPOSAL

     The Company has been informed by Mr. John Jennings Crapo, Post Office Box 151, Cambridge, MA 02140-0002, who states that he owns 100 Shares, that he plans to present the Stockholder Proposal at the Annual Meeting. The Stockholder Proposal, as submitted by Mr. Crapo, is as follows:

     "The Stockholders of BRADLEY REAL ESTATE, INC. (the "Business") command the Board of Directors (the "Board") to publish in the proxy statement of the next two consecutive shareholder meetings (annual) an appendix concerning the charitable donations program of the Business for the immediate past fiscal year of the holding company with the following information:

          i. An explanation of at least five hundred words explaining the standards of the Business governing its donations to INTERNAL REVENUE SERVICE ("IRS") approved private foundations to include standards of help rejection.

          ii. An enumeration of IRS qualifying charities and IRS approved foundations which our Board plans to help in the ensuing fiscal year included with each charity an elucidation of at least twenty-six years [sic] how it has complied with the standards and procedures enumerated in i."

     Assuming a quorum is present, the Stockholder Proposal must be approved by a majority of the votes cast on the proposal to be approved.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                      IV.  BENEFICIAL OWNERSHIP OF SHARES

A.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Information known to the Company with respect to beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) of more than 5% of the Company's outstanding Shares as of December 31, 1997 is as follows. Such information is based upon filings received by the Company under the Exchange Act and the number of shares outstanding as of March 2, 1998.

                                                                NO. OF SHARES
              NAME AND ADDRESS                                   BENEFICIALLY         PERCENT
            OF BENEFICIAL OWNER                                     OWNED             OF CLASS
            -------------------                                 -------------         --------
Public Employees Retirement System of Ohio(1)...............      1,272,646             5.4%
  277 East Town Street
  Columbus, Ohio 43215-4642

---------------
(1) In a filing on Schedule 13G under the Exchange Act dated January 31, 1997 received by the Company and not subsequently amended, Public Employees Retirement System of Ohio ("Ohio PERS") reported that it had sole voting power with respect to all 1,272,646 of such Shares and sole dispositive power with respect to all 1,272,646 of such Shares.

B.  SECURITY OWNERSHIP OF MANAGEMENT

     Information known to the Company as of March 2, 1998 with respect to beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Company's Shares by (i) each Director of the Company, (ii) each of the Named Executives and (iii) all Directors and executive officers of the Company as a group is as follows. Such information is based on filings received by the Company under the Exchange Act, as supplemented by additional information provided to the Company. Unless otherwise indicated, the beneficial owner has sole voting power and sole dispositive power with respect to the Shares beneficially owned.

                                                                NO. OF SHARES           PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED      OF CLASS(1)
                  ------------------------                    ------------------      -----------
William L. Brown............................................         6,500(2)              *
Thomas P. D'Arcy............................................        83,912(3)              *
Joseph E. Hakim.............................................        13,800(4)              *
Stephen G. Kasnet...........................................        15,060(5)              *
Paul G. Kirk, Jr............................................         6,623(6)              *
W. Nicholas Thorndike.......................................        17,877(7)              *
A. Robert Towbin............................................        13,300(8)              *
Richard L. Heuer............................................        48,000(9)              *
E. Paul Dunn................................................        18,000(10)             *
Irving E. Lingo, Jr.........................................        43,506(11)             *
Steven St. Peter............................................         8,000                 *
All Directors and executive officers as a group (13
  persons)..................................................       310,928(12)             *

---------------
  *  Less than one percent.

 (1) For purposes of computing the percentage of outstanding Shares held by each person, any Shares which such person has the right to acquire pursuant to the exercise of a stock option within 60 days following February 28, 1998 is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.

 (2) Includes 5,000 Shares subject to stock options granted to Mr. Brown under the Company's Stock Option and Incentive Plan.

 (3) Includes 40,500 Shares subject to stock options granted to Mr. D'Arcy under the Company's Stock Option and Incentive Plan.

 (4) Includes 5,000 Shares subject to stock options granted to Mr. Hakim under the Company's Stock Option and Incentive Plan and 1,000 Shares owned by Mr. Hakim's spouse, as to which Mr. Hakim does not have any voting or investment power and as to which Mr. Hakim disclaims any economic interest.

 (5) Includes 5,000 Shares subject to stock options granted to Mr. Kasnet under the Company's Stock Option and Incentive Plan and 8,350 Shares which Mr. Kasnet and his spouse own jointly. Also includes 1,710 owned by a family trust of which Mr. Kasnet is trustee; Mr. Kasnet disclaims any economic interest in such 1,710 Shares. Does not include any Shares which may be beneficially owned by Pioneer Real Estate Shares, of which Mr. Kasnet serves as Trustee and Vice President. Mr. Kasnet does not have any voting or dispositive power with respect to any Shares owned by Pioneer Real Estate Shares.

 (6) Includes 5,000 Shares subject to stock options granted to Mr. Kirk under the Company's Stock Option and Incentive Plan.

 (7) Includes 5,000 Shares subject to stock options granted to Mr. Thorndike under the Company's Stock Option and Incentive Plan.

 (8) Includes 5,000 Shares subject to stock options granted to Mr. Towbin under the Company's Stock Option and Incentive Plan, 300 Shares owned by Mr. Towbin's son, 1,000 Shares held by a family trust of which Mr. Towbin is trustee and 2,000 Shares beneficially owned by Global Foundation for the Humanities, of which Mr. Towbin serves as a Director. Mr. Towbin disclaims any economic interest in the 300 Shares owned by his son, the 1,000 Shares owned by the family trust and the 2,000 Shares owned by Global Foundation for the Humanities. Mr. Towbin does not have any voting or investment power with respect to the Shares owned by his son. Mr. Towbin has sole investment power but no voting power with respect to the Shares owned by Global Foundation for the Humanities.

 (9) Includes 25,000 Shares subject to stock options granted to Mr. Heuer under the Company's Stock Option and Incentive Plan.

(10) Includes 2,000 Shares owned by Mr. Dunn's spouse, as to which Mr. Dunn does not have any voting or investment power and as to which Mr. Dunn disclaims any economic interest.

(11) Includes 25,000 Shares subject to stock options granted to Mr. Lingo under the Company's Stock Option and Incentive Plan.

(12) Includes 139,500 Shares subject to stock options granted to the Directors and executive officers of the Company under the Company's Stock Option and Incentive Plan.

            V.  CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     No Director, officer or associate of any such person is or at any time during 1997 was indebted to the Company, and it has not been the Company's practice to make loans to Directors, officers or their associates.

     In December 1997, the Company paid a normal underwriting discount to C.E. Unterberg, Towbin (of which Mr. Towbin is a Managing Director) of approximately $246,000 for its services as underwriter in the Company's public offering of 300,000 Shares.

     The law firm of Goodwin, Procter & Hoar LLP, of which a professional corporation controlled by William B. King, Secretary of the Company, is a partner, provides legal services to the Company.

                       VI.  INDEPENDENT PUBLIC ACCOUNTANT

     KPMG Peat Marwick LLP served as the Company's independent public auditors for the fiscal year ended December 31, 1997 and has been selected by the Board to be the Company's independent public auditors for 1998. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with the opportunity to make a statement, if he or she so desires, and to answer appropriate questions from stockholders.

              VII.  SOLICITATION OF PROXIES AND VOTING PROCEDURES

     The entire cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, solicitation may also be made by personal interview, telegram, facsimile transmission or telephone. Directors and officers of the Company may participate in such solicitation. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of the Shares held of record by them and such custodians will be reimbursed for their expenses.

     The presence, in person or by proxy, of holders of a majority of the total number of outstanding Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Shares that reflect abstentions or "broker nonvotes" (i.e., Shares represented at the Annual Meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such Shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such Shares), if any, will be counted as present for purposes of determining whether a quorum is present.

     Directors are elected by a plurality of votes cast if a quorum is present. With respect to the election of Directors, votes may only be cast in favor of or withheld from each nominee; votes that are withheld, abstentions and broker nonvotes will have no impact on the outcome of the election of Directors and will be excluded entirely from the vote and will have no effect.

     To be approved, the amendments to the Stock Option and Incentive Plan must be approved by a majority of the votes cast on the proposal. Assuming a quorum is present, broker nonvotes and abstentions will have no impact on the outcome of the vote on the proposal.

     To be approved, the Stockholder Proposal must be approved by a majority of the votes cast on the proposal. Assuming a quorum is present, broker nonvotes and abstentions will have no impact on the outcome of the vote on the Stockholder Proposal.

         VIII.  SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of the Company's Shares to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Section 16(a) reports were required for those persons, the Company believes that during the fiscal year ended December 31, 1997, all filing requirements were complied with, except that A. Robert Towbin, a Director of the Company, inadvertently failed to file on a timely basis one report relating to one December 1997 transaction.

                  IX.  STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company on or before December 1, 1998 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting. The Company's By-laws provide that any stockholder of record wishing to have a stockholder proposal that is not included in the Company's Proxy Statement considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as provided in the Company's Bylaws, to the Secretary of the Company (i) not less than 75 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting or special meeting in lieu thereof (the "Anniversary Date") or, (ii) if the Annual Meeting is called for a date more than seven calendar days prior to the Anniversary Date, not later than the close of business on (1) the 20th calendar day (or if that day is not a business day for the Company, the next succeeding business day) following the earlier of (x) the date on which notice of the date of such meeting was mailed to stockholders, or (y) the date on which the date of such meeting was publicly disclosed, or (2) if such date of notice or public disclosure occurs more than 75 calendar days prior to the scheduled date of such meeting, then the later of (x) the 20th calendar day (or if that day is not a business day for the Company, the next succeeding business day) following the date of the first to occur of such notice or public disclosure or (y) the 75th calendar day prior to such scheduled date of such meeting (or if that day is not a business day for the Company, the next succeeding business day).

     The Directors know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

     You are urged to complete, date, sign and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting, even if you plan to attend the meeting in person. For your convenience in returning the proxy card, a preaddressed and postage paid envelope has been enclosed.

                            YOUR PROXY IS IMPORTANT
                      WHETHER YOU OWN FEW OR MANY SHARES.

           PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD TODAY.

                                                                      1355-PS-98

                                                                    APPENDIX A

BRE67 3                           DETACH HERE

                                     PROXY

                           BRADLEY REAL ESTATE, INC.

       PROXY FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 1998

         The undersigned, revoking any proxy heretofore given, hereby appoints JOSEPH HAKIM and THOMAS P. D'ARCY, and each of them (with full power to act alone), proxies with power of substitution to act and vote on behalf of the undersigned, as designated on the reverse side, all shares of Common Stock of BRADLEY REAL ESTATE, INC. (the "Company") held of record by the undersigned at the close of business on March 18, 1998, at the 1998 Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. local time on the 57th Floor of the First National Bank of Chicago, One First National Plaza, Chicago, Illinois, on May 14, 1998, or at any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the Company's 1997 Annual Report. This proxy may be revoked at any time before it is exercised.

         UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE          CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE           SIDE
-----------                                                          -----------

BRE67 3                           DETACH HERE

[X] Please mark
    votes as in
    this example.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
  The Board of Directors recommends a vote "FOR" each of the nominees set forth below and a vote "FOR" Proposal 2. The Board of
  Directors recommends a vote "AGAINST" Proposal 3.
                                                                                                              FOR  AGAINST  ABSTAIN
  1. Proposal to elect two Directors to hold office until the           2. Proposal to approve certain        [ ]    [ ]      [ ]
     2001 Annual Meeting of Stockholders and until their                   amendments to the Company's 1993
     successors are elected and qualified.                                 Stock Option and Incentive Plan.

     NOMINEES: Paul G. Kirk, Jr. and W. Nicholas Thorndike              THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                        "AGAINST" PROPOSAL 3.
                  [ ]    FOR    [ ] WITHHELD                                                                  FOR  AGAINST  ABSTAIN
                        BOTH        FROM BOTH                           3. Stockholder proposal with respect  [ ]    [ ]      [ ]
                      NOMINEES      NOMINEES                               to charitable donations by the
                                                                           Company.
  [ ] _________________________________________
       For both nominees except as noted above


                                                                        MARK HERE IF YOU PLAN TO ATTEND THE MEETING           [ ]


                                                                        MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [ ]

                                                                        Sign exactly as name appears hereon. Joint owners should
                                                                        each sign. (NOTE: When signing as Executor, Administrator,
                                                                        Custodian, Attorney, Trustee, Guardian, etc., please add
                                                                        full title.)


Signature: ______________________________ Date:________________  Signature: ______________________________ Date: ________________